QUADRA ENERGY SYSTEMS INC.
#5 New Road, Belize City
Belize

April 30 2009

To: AMPSC CONSULTING GROUP LLC.

Re: Engagement of Prime Marketing Consultant

We hereby agree to engage you as our Consultant on a full time basis to perform consulting services and assistance on specific projects, including and relating to the marketing, arranging and organizing product demonstrations, acquiring customer and competitor intelligence and submitting written proposals, whether for sale, joint venture or the licensing of our ESC Waste to Energy Conversion systems or any replacement or upgraded version of our Waste to Energy System, or to attend at IPO road show presentations, and related matters as designated by the Company.

You agree to render the above services and to devote full time and attention to discharge your services. You agree to devote your best efforts and skills in rendering the services and performing the same in a skilled and professional manner.

You agree that nothing contained herein shall be deemed to constitute a partnership, joint venture, employee/employer relationship and you shall be deemed at all times to be an independent contractor and you shall have no authority express or implied or power to bind our Company.

General Terms of this Consulting Engagement

- Term of Engagement:

To commence the 1st day of May 2009 and to continue until the 30th day of April 2019 and to be automatically extended at the option of the Company for another 10 years.

- Consultant's commission

  You shall be paid a commission of 10% equal to the sale price of any sale, or Joint Venture or on any financing of any Waste to Energy System for which you or your Agents initiate. Further on any Waste to Energy Plant that the company establishes, joint ventures or licensing with a third party and which you were responsible for initiating such projects, you will receive ongoing fees equivalent to 10% of net income received by the Company. Such fees to continue as long as the Company receives net income from such projects.

- Expenses: You shall not be entitled to be reimbursed for any general or administrative expenses but shall be reimbursed for reasonable and ordinary out-of-pocket expenses that relate directly to the Company's business including travel, accommodation, meals and

reasonable entertainment expenses, provided reasonable and supporting receipts are delivered to the Company's accountant.

- Use of Company Equipment and Facilities
  You shall have access and use of the Company equipment and Company facilities.

- Non Competition
  During the term of your engagement as a consultant you shall not directly or indirectly provide consultative services, except to our Affiliated companies for which you have been engaged, to any business, individual, firm or other entity that is a competitor of the Company.

- Confidentiality
  You acknowledge that in the performance of your services you will occupy a position of trust and confidence. As such you shall not for a period of two (2) years following the expiry of your term of engagement disclose to third parties any Company confidential information. Confidential information includes any proprietary knowledge, secrets, data, formulas, documents and processes which are the property of the Company or its Affiliated companies.

- Injunctive Relief
  You acknowledge that in addition to any and all rights of the Company, you shall be entitled to injunctive relief in order to protect the Company's property and proprietary knowledge.

- Non Assignment
  You shall not assign or transfer the rights or obligations under this engagement agreement.

Dated at Vancouver this 30 day of April 2009

QUADRA ENERGY SYSTEMS INC.
Per:

Agreed to by AMPSC Consulting Group LLC this 30th day of April 2009

Ron Houle President